Exhibit 99.1

Contact:	John L. Morgan
763-520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES STOCK PURCHASE

Minneapolis, MN (March 3, 2003) — Winmark Corporation (Nasdaq:WINA) announced today that it purchased 200,000 shares of Winmark Corporation Common Stock from K. Jeffrey Dahlberg for a price $9.375 per share under its existing share repurchase plan. The transaction reduced the total shares of Common Stock outstanding to 5,607,197.

Winmark Corporation develops franchises and operates value-oriented retail brands for stores that buy, sell, trade and consign used and new merchandise. At December 28, 2002, there were 828 franchise and retail stores in operation under the Company’s brands and an additional 22 franchises awarded but not open. Of the stores in operation, there were 477 Play It Again Sports®, 221 Once Upon A Child®, 53 Music Go Round® and 77 Plato’s Closet® stores.